Exhibit 7.01

FCCC, Inc.
200 Connecticut Avenue, 5th Floor
Norwalk, Connecticut 06854
(203) 855-7700
(203) 838-8500 ext. 20
(fax) (203) 854-1652

May 14, 2008

Mr. Martin Cohen
27 East 65th Street
Apt. 11-A
New York, NY 10065

Re:	Transfer of Warrant from Martin Cohen to The Cohen Profit-Sharing Plan

Dear Martin,

               By your signature, below, for value received, FCCC, Inc., a Connecticut corporation (the "Company") consents to the transfer unto Martin Cohen, Trustee, The Cohen Profit-Sharing Plan, with a tax identification number of 06-1128329, the right to purchase shares of common stock, without par value, stated value of $0.50 per share, of the Company, represented by Warrant No. 001, to the extent of shares as to which such right is exercisable and does hereby irrevocably constitute and appoint any duly appointed officer of the Company, as Attorney, to transfer the same on the books of the Company with full power of substitution in the premises.

Authorized by and Consented to by: FCCC, INC.

By:	/s/ Bernard Zimmerman Bernard Zimmerman, its duly authorized President

/s/ Martin Cohen Martin Cohen